CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated January 30, 2001, relating to the financial statements and financial highlights of the Strong Dividend Income Fund (formerly known as Strong American Utilities Fund), Strong Balanced Fund, Strong Balanced Stock Fund (formerly known as Strong Schafer Balanced Fund), Strong Blue Chip Fund, Strong Energy Fund (formerly known as Strong Limited Resources Fund), and Strong Growth and Income Fund, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
December 7, 2001